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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                 FORM 15

          Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934

                    COMMISSION FILE NUMBER:  1-13042

                                Ride, Inc.
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          8160 304th Avenue Southeast, Preston, Washington  98050
                              (425) 222-8275
            (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                    INCLUDING AREA CODE, OF REGISTRANT'S
                         PRINCIPAL EXECUTIVE OFFICES)

                    Common Stock, no par value per share
          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                  None
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
            FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6               [ ]
          Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ride, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 8, 1999                  By:  /s/ Gregory S. Cook
                                           ------------------------------------
                                           Name:  Gregory S. Cook
                                           Title: Chief Financial Officer

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Instruction:  This form is required by Rules 12g-4, 12b-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.